ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated March 26, 2014

Media release Media release: March 26, 2014 UBS LAUNCHES EXCHANGE-TRADED NOTE WITH MONTHLY-RESETTING 2X LEVERAGED EXPOSURE TO THE S&P 500® TOTAL RETURN INDEX ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN New York, March 26th, 2014 – UBS Investment Bank announced that today is the first day of trading on the NYSE Arca® for the ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN (NYSE: SPLX). SPLX is linked to the monthly compounded 2x leveraged performance of the S&P 500® Total Return Index (the “Index”), reduced by investor fees. As a “total return index”, the Index reflects both the price performance of the Index constituents and the reinvestment of dividends on the Index constituents. SPLX Profile Underlying Index: S&P 500® Total Return Index Leverage: 2x leverage that is reset monthly, not daily SPLX Offers Investors: Leverage that resets monthly means there are only 12 reset events per year versus approximately 252 reset events per year for leveraged securities having daily resetting leverage. 2x leveraged exposure to the price performance and dividends of an index that is the leading benchmark for large cap US equities. “The S&P 500 Total Return Index is widely regarded as the best gauge of large cap US equities and a bellwether for the US economy,” said Paul Somma, Senior ETRACS Structurer. “SPLX allows investors to get 2x leveraged exposure to this benchmark index by way of a product whose leverage resets monthly and not daily.” About the S&P 500® Total Return Index The S&P 500® Total Return Index (the “Index”) is a capitalization-weighted index composed of 500 US common stocks (the “Index constituents”). The S&P 500® Total Return Index differs from the S&P 500® Price Return Index in that as a “total return index”, the index level of the S&P 500® Total Return Index reflects both the price performance of the Index constituents and the reinvestment of dividends on the Index constituents (i.e., any dividends on the Index constituents, be they ordinary or “special” dividends, are reinvested in the Index and reflected in the Index level). By contrast, the index level of the S&P 500® Price Return Index reflects only the price performance of the Index constituents (i.e., dividends on the Index constituents are not reinvested in the Index and therefore not reflected in the index level). The S&P US Index Committee selects the 500 stocks comprising the Index on the basis of market values and industry diversification and divides these 500 stocks into ten Industry Sector Groups. The Index constituents do not represent the common stocks of the 500 largest companies in the US. Rather, the Index constituents are chosen for inclusion in the Index with the goal of ensuring that the Index is a leading benchmark for large cap US equities, reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis. As of December 31, 2013, the Index constituents had an average market capitalization of more than $34.99 billion and a median market capitalization of $16.52 billion. The Index was launched on March 4, 1957 and, therefore, has no performance history prior to that date.

Media Relations UBS AG Index Industry Sector Group Weightings Sectors % Weight Information Technology 18.8 Financials 16.2 Health Care 13.7 Consumer Discretionary 12.5 Industrials 10.7 Energy 9.9 Consumer Staples 9.5 Materials 3.6 Utilities 2.9 Telecommunication Services 2.3 Source: S&P Dow Jones Indices, as of March 5, 2014. About ETRACS For further information about ETRACS ETNs, go to www.etracs.com or download the ETRACS Full ETN List. ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer: Access to asset classes with historically low correlations to more traditional asset classes Convenience of an exchange-traded security Transparent exposure to a published index ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable Prospectus Supplement, or product supplement and pricing supplement for the ETRACS ETNs in which you are interested. This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. The S&P 500® Total Return Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by UBS AG. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by UBS AG. ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Total Return Index.

Media Relations UBS AG The S&P 500® Total Return Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by UBS AG. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS AG. ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or any member of the public regarding the advisability of investing in securities generally or in ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN particularly or the ability of the S&P 500® Total Return Index to track general market performance. S&P Dow Jones Indices only relationship to UBS AG with respect to the S&P 500® Total Return Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Total Return Index is determined, composed and calculated by S&P Dow Jones Indices without regard to UBS AG or the ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN. S&P Dow Jones Indices have no obligation to take the needs of UBS AG or the owners of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN into consideration in determining, composing or calculating the S&P 500® Total Return Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or the timing of the issuance or sale of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or in the determination or calculation of the equation by which ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN. There is no assurance that investment products based on the S&P 500® Total Return Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. S&P DOW JONES INDICES DOES NOT GUARANTY THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® TOTAL RETURN INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY RESET 2xLEVERAGED S&P 500® TOTAL RETURN ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® TOTAL RETURN INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING .LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS AG, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS.Other marks may be trademarks of their respective owners. All rights reserved. Media Enquiries New York: Judi Flynn-Echeverria +1 917-902 9726 Megan Stinson +1 212-713 1302 Follow us on Twitter at: www.ubs.com/twitteramericas Notes to Editors Headquartered in Zurich and Basel, Switzerland, UBS is a client-focused financial services firm that offers a combination of wealth management, asset management and investment banking services on a global and regional basis. By delivering a full range of advice, products and services to its private, corporate and institutional clients, UBS aims to generate sustainable earnings, create value for its shareholders, and become the choice of clients worldwide. UBS is present in all major financial centers worldwide. It has offices in more than 50 countries, with about 36% of its employees working in the Americas, 35% in Switzerland, 17% in the rest of Europe, the Middle East and Africa and 12% in Asia Pacific. UBS employs about 62,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE). www.ubs.com/media